Exhibit 10.187

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

DIRECTOR COMPENSATION

Effective January 1, 2008 Until Further Modified

Directors who are not officers or employees of Dollar Thrifty Automotive Group, Inc. (“DTAG”), or any of its affiliates will be paid an annual board retainer of $35,000. Committee Chairmen will also be paid an additional annual retainer with the Audit Committee chairman receiving $10,000, the Governance Committee chairman receiving $5,000 and the Human Resources and Compensation Committee chairman receiving $7,500. The Chairman of the Board of Directors is paid an additional $150,000 annually.

An attendance fee of $1,000 will be paid for each meeting of the Board of Directors and $1,000 to each director (including a Committee Chairman) for each Committee meeting. Fees are payable for all regularly scheduled meetings and all special meetings attended by the appropriate directors, including those held by telephone conference call. Directors attending Committee meetings of Committees on which they are not a member will not be paid a meeting fee.

Each director has the option to elect to defer his or her annual retainer and/or meeting fees, when payable in the form of shares of DTAG stock, to a future year, such as separation of service from the board or a specific date. Each director will receive a quarterly statement detailing director compensation earned, paid and payable. Directors not deferring retainer or meeting fees and electing payment in cash will be paid at the end of each quarter. Directors not deferring retainer or meeting fees and electing payment in the form of DTAG stock will be paid at the end of the year. Directors may elect cash for their retainers in lieu of stock if their stock ownership requirements have been met.

Each calendar year, non-employee directors will be provided a grant of 3,500 Restricted Stock Units. The Restricted Stock Units will vest on December 31 of the year in which it is granted. If the director is no longer on the Board (other than as a result of a Change in Control of DTAG as defined in DTAG’s Long Term Incentive Plan), the Restricted Stock Units will be prorated and vested based on the period of service during the year. If a Change in Control occurs, the Restricted Stock Units shall become fully vested.

Non-employee directors will also receive the use of one vehicle while serving as a director, together with routine maintenance, tags, and insurance coverage. DTAG will use the IRS Tables for imputing the lease value of the vehicle and this amount will be included in the director’s annual Form 1099 issued by DTAG to each director

Rental cars will be provided to directors without charge for product and service evaluation (for short term personal use only). This benefit cannot be exchanged for cash or any other benefit.

Following retirement from the Board or a Change in Control, the following benefits will be provided to directors as they relate to vehicles:

1.	Retirement from the Board with less than 5 years of service:

a.	The vehicle must be returned to the Company within 3 months of retirement

b.	Furnishing rental cars for product and service evaluation will not continue.

2.	Retirement from the Board with 5 or more years of service:

a.	The vehicle may be retained until its regularly scheduled turnback date

b.	Furnishing rental cars for product and service evaluation will continue for short term personal use.[1]

3.	Change in Control with or without 5 years of service:

a.

The vehicle then being used is transferred to the director with outright ownership. The current wholesale market value of the vehicle will be used to include as income in the directors Form 1099 in the year is transferred.

b.	Furnishing rental cars for product and service evaluation will continue for short term personal use.[1]

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1 This benefit cannot be exchanged for cash or any other benefit.

Retainers and Meeting Fees

Form of Payment:	Cash (if DTAG stock ownership requirements have been met) or DTAG Shares as elected by the director
Payable in Cash:	At the end of each quarter for all meetings and retainers earned during the quarter.
Payable in DTAG Stock:

Issued at the end of the year. DTAG will calculate the shares owed based on the closing share price on the last day of the Board meeting or on the day of the meeting for meetings outside the regularly scheduled Board meetings. For retainers being paid in stock instead of cash, the shares will be based on the closing share price on the last day of the quarter.

Deferral Election for Stock:	DTAG will maintain a ledger of shares owed, but no shares will be issued until the expiration of the deferral period.

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